EXHIBIT 21


                    SUBSIDIARIES OF THE REGISTRANT


     Certain of IMC Global Inc.'s subsidiaries are listed below. These subsidiaries are all included in the Company's consolidated financial statements, and collectively, together with IMC Global Inc., account for more than 90 percent of consolidated net sales, earnings from continuing operations before income taxes.


                                     Jurisdiction of          Percent
                                      Incorporation          Ownership
                                      -------------          ---------

IMC Global Operations Inc.              Delaware                100%
IMC-Agrico Company                      Delaware               53.5%
IMC Global Potash Holdings Inc.         Delaware                100%
International Minerals & Chemical
(Canada) Global Limited                 Canada                  100%
The Vigoro Corporation                  Delaware                100%
IMC AgriBusiness Inc.                   Delaware                100%
KCL Holdings, Inc.                      Delaware                100%
IMC Kalium Ltd.                         Delaware                100%
IMC Central Canada Potash Inc.          Delaware                100%
 VNH, Inc.                              Delaware                100%
IMC Nitrogen Company                    Delaware                100%
IMC Kalium Carlsbad Potash Company      Delaware                100%
IMC Kalium Canada Ltd.                  Canada                  100%
Western Ag-Minerals Company             Nevada                  100%
Phosphate Resource Partners Limited
 Partnership                            Delaware               51.6%
IMC Inorganic Chemicals Inc.            Delaware                100%
IMC Global Australia Pty. Ltd.          Australia               100%
 (Australia)

     A number of subsidiaries are not shown, but even as a whole they do not constitute a significant subsidiary.